VolitionRx Limited Appoints Two New Directors

AUSTIN, Texas, March 29, 2021 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases in both humans and animals, announced today the appointment of Ms. Kim Nguyen and Mr. Richard Brudnick to the Company’s Board of Directors effective March 25, 2021.  Ms. Nguyen was also appointed as Chair of the Company’s Compensation Committee and as a member of the Nominations and Governance Committee, and Mr. Brudnick was appointed as a member of the Company’s Audit Committee and Compensation Committee.

“We are pleased to welcome Kim and Richard to the Volition Board of Directors to help the company transition into the commercialisation phase, with anticipated product launches worldwide,” said Dr. Martin Faulkes, Volition’s Executive Chairman. “Both directors join in an independent capacity and bring with them extensive business experience, in particular Kim with global HR expertise and Richard with extensive commercialisation know-how and, as such, will provide valuable strategic, operational and commercial management input to our Board.“

On joining the Volition Board Ms. Nguyen commented, “I am delighted to join the Volition team at such an exciting time. Volition’s employees and consultants have been at the very heart of the Company’s achievements to-date and I look forward to help shaping Volition’s future organisational strategy.”

On joining the Volition Board Mr. Brudnick commented, “I too am excited to join Volition as it embarks on the commercialisation of its Nu.Q® technology platform. This simple, cost effective ELISA platform could provide an accessible test to millions of people around the world.”

Ms. Nguyen is an international HR professional with over 20 years-experience working with fast growing multinational technology companies covering Europe, Middle East & Africa, Latin America and Asia Pacific (“APAC”) markets. Ms. Nguyen currently serves as Head of HR for Google Asia Pacific Pte. Ltd. covering Tech and Portfolio businesses, where she leads a 25 person HR team supporting over 15,000 employees across the APAC region. Ms. Nguyen holds a Bachelor of Science in Psychology (Hons) from the University of New South Wales, Sydney, Australia.

Mr. Brudnick has held senior positions in the areas of Portfolio Strategy & Business Development and Corporate Development in a number of pharmaceutical companies and currently serves as Chief Business Officer and Head of Corporate Strategy of Codiak BioSciences, Inc., (NASDAQ GS: CDAK), a clinical-stage biopharmaceutical company focused on pioneering the development of exosome-based therapeutics, a position he has held since June 2018. Mr. Brudnick received a B.S. and M.S. in Management Science from the Massachusetts Institute of Technology.

About Volition

Volition is a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of Nucleosomics™, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics but also has a subsidiary focused on animal diagnostics.

Volition's research and development activities are centered in Belgium, with a small laboratory in California and additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic products to market.

For more information about Volition, visit Volition's website volition.com or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Batchelor, Volition mediarelations@volition.com +44 (0)7557 774620	Scott Powell, Volition investorrelations@volition.com +1 (646) 650 1351
Jen Lewis, Pegasus jen.lewis@thisispegasus.co.uk +44 (0)7809 867943	Joseph Green, Edison Advisors jgreen@edisongroup.com +1 (646) 653 7030

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to the effectiveness of Volition’s blood-based diagnostic and prognostic tests, Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases, and the timing of product launches. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. For instance, if Volition fails to develop and commercialize diagnostic or prognostic products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic or prognostic products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™ and Nu.Q® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries.